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                                                                     Exhibit (o)

                                 MERRIMAC SERIES

                              AMENDED AND RESTATED
                     MULTIPLE CLASS EXPENSE ALLOCATION PLAN
                         ADOPTED PURSUANT TO RULE 18F-3

      WHEREAS, Merrimac Series, an unincorporated association of the type commonly known as a business trust organized under the laws of the State of Delaware (the "Trust"), engages in business as an open-end management investment company and is or will be registered as such under the Investment Company Act of 1940, as amended (the "Act");

      WHEREAS, the Trust is authorized to (i) issue shares of beneficial interest ("Shares") in separate series, with the Shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) divide the Shares within each such series into two or more classes;

      WHEREAS, the Trust has established six portfolio series as of the date hereof, the Merrimac Cash Series, Merrimac Prime Series, Merrimac Treasury Series, Merrimac Treasury Plus Series, Merrimac U.S. Government Series and Merrimac Municipal Series (such portfolios being referred to collectively herein as the "Initial Series" - such series, together with all other series subsequently established by the Trust and made subject to this Plan, being referred to herein individually as a "Series" and collectively as the "Series"), and five classes thereof designated as the "Institutional Class," "Premium Class," "Investment Class," "Reserve Class" and "Nottingham Class" shares; and

      WHEREAS, the Trustees have determined to operate pursuant to Rule 18f-3 under the Act and pursuant to such Rule the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) (the "Qualified Trustees"), has determined in the exercise of their reasonable business judgment that this Plan is in the best interest of each class of the Initial Series individually and the Initial Series as a whole.

      NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 18f-3 under the Act, on the following terms and conditions:

      1. CLASS DIFFERENCES. Each class of Shares of each Initial Series shall represent interests in the same portfolio of investments of the Initial Series and shall be identical in all respects, and except as otherwise set forth in this Plan, shall differ solely with respect to: (i) arrangements for shareholder and distribution services, or both, as provided for in Sections 2 and 3 of this Plan; (ii) the exclusive right of a class to vote on certain matters relating to any Shareholder Servicing Plan or Plan of Distribution adopted by the Trust with respect to such class; (iii) such differences relating to purchase minimums, sales charges and eligible investors as may be set forth in the prospectuses and Statement of Additional Information of the Initial Series, as the same may be amended or supplemented from time to time (the "Prospectuses" and "SAI"); (iv) the differences in any exchange privileges or conversion features of the classes of Shares in effect from time to time; and (v) the designation of each class of shares.

      2. DIFFERENCES IN SHAREHOLDER AND DISTRIBUTION SERVICES. Each class of Shares of the Initial Series shall have a different arrangement for shareholder and distribution services, or both, as follows:

            Premium Class Shares shall be sold without a sales charge and such Shares shall not be subject to a 12b-1 fee or a shareholder servicing fee. Nottingham Class Shares shall be sold without a sales charge and such Shares shall not be subject to a 12b-1 fee or a shareholder servicing fee and shall be sold to customers of the Nottingham Company. Institutional Class Shares shall be sold without a sales charge, shall not be subject to a 12b-1 fee, but shall be subject to a shareholder servicing fee of up to 0.25% of the net assets of the Initial Series allocable to such class of Shares. Investment Class Shares shall be sold without a sales charge but shall be subject to a 12b-1 fee of up to 0.25% of the net assets of the Initial Series allocable to such class of Shares and a shareholder servicing fee of up to 0.25% of the net assets of the Initial Series allocable to such class of Shares. Reserve Class Shares shall be sold without a sales charge, but shall be subject to a 12b-1 fee of up to 0.10% of the average net assets of the Initial Series allocable to such class of Shares, but shall not be subject to a shareholder servicing fee.

      3. ALLOCATION OF EXPENSES. Expenses of the Series shall be allocated as follows:

            (a) Class Expenses. Expenses relating to different arrangements for shareholder and distribution services shall be allocated to and paid by that class.

            (b) Other Allocations. All expenses of the Series not allocated to a particular class pursuant to Sections 2 and 3(a) of this Plan shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Series. Notwithstanding the foregoing, the underwriter, adviser, or other provider of services to a Series may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the Act; provided, however, that the Board shall monitor the use of such waivers or reimbursements intended to differ by class.

      4. TERM AND TERMINATION.

            (a) Initial Series. This Plan shall become effective with respect to the Initial Series as of August 1, 2004, and shall continue in effect with respect to each class of Shares of the Initial Series (subject to Section 4(c) hereof) until terminated in accordance with the provisions of Section 4(c) hereof.


            (b) Additional Series or Classes. This Plan shall become effective with respect to any class of the Initial Series other than the Institutional Class, Premium Class, Investment Class, Reserve Class and Nottingham Class shares and with respect to each additional Series or class thereof established by the Trust after the date hereof and made subject to this Plan, upon commencement of operations thereof or as otherwise determined, and shall continue in effect with respect to each such additional Series or class (subject to Section 4(c) hereof) until terminated in accordance with the provisions of
Section 4(c) hereof. An addendum hereto setting forth such specific and different terms of such additional series of classes shall be attached to this Plan.

            (c) Termination. This Plan may be terminated at any time with respect to the Trust or any Series or class thereof, as the case may be, by vote of a majority of both the Trustees 2 of the Trust and the Qualified Trustees. The Plan may remain in effect with respect to a Series or class thereof even if it has been terminated in accordance with this Section 4(c) with respect to one or more other Series of the Trust.

      5. AMENDMENTS. Any material amendment to this Plan shall require the affirmative vote of a majority of both the Trustees of the Trust and the Qualified Trustees.


Dated: June 1, 1998
Amended:  December 22, 2000, December 18, 2001, November 7, 2002 and
July 15, 2004